EXHIBIT 23.1 – ACCOUNTANT CONSENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Patrick Rodgers, CPA, PA hereby consents to the use of the May 6, 2011 Report of Independent Registered Public Accounting Firm except for Note 1, as to which the date is July 10, 2011, Note 4 as to which the date is May 24, 2011, Note 5, Note 8, Note 9, Note 10, and Note 11, as to which the date is September 24, 2011, relating to the financial statements of American Resource Management, Inc. (name changed to Puissant Industries, Inc. on March 17, 2011) for the years ended December 31, 2010 and 2009, which are incorporated in this Pre-Effective Amendment No. 6 to Form S-1 Registration Statement No. 333-174222 dated October 17, 2011.

I also consent to the reference to this firm under the caption “Experts” in this registration Statement.

/S/ Patrick Rodgers, CPA, PA
Patrick Rodgers, CPA, PA
Altamonte Springs, Florida

October 17, 2011